Exhibit 16.1

April 14, 2014

Securities and Exchange Commission 100 F Street
Washington D.C. 20549 Ladies and Gentlemen:

We have read the Company’s statements included under Item 4.01 in the Form 8-K/A dated April 14, 2014, of T Bancshares, Inc. (the “Company”) to be filed with the Securities and Exchange Commission, and we agree with such statements as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K/A.

/s/ BKD, LLP
Houston, Texas